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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                       ESMOR CORRECTIONAL SERVICES, INC.



                                                            YEARS ENDED DECEMBER 31,            THREE MONTHS ENDED MARCH 31,
                                                    ---------------------------------------     ----------------------------
                                                       1993           1994          1995            1995            1996
                                                    ----------     ----------     ---------     -----------      -----------
   Average shares outstanding   . . . . . . . .      3,281,250      4,306,709     4,552,707       4,407,828      4,914,176
   Net effect of dilutive stock options
       and warrants based on the treasury
       stock method using average market
       prices . . . . . . . . . . . . . . . . .             --         88,025            --(1)      231,092             --
                                                    ----------     ----------     ---------       ---------      ---------
            TOTAL . . . . . . . . . . . . . . .      3,281,250      4,394,734     4,552,707       4,638,920      4,914,176(2)

Net earning (loss) per financial statements . .     $1,104,395     $1,542,883     $(959,391)      $ 464,983      $  10,722
Per share amount  . . . . . . . . . . . . . . .     $      .34     $      .35     $    (.21)      $     .10      $    0.00
                                                    ==========     ==========     =========       =========      =========

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(1)      Common stock equivalents were not included for the year ended December
         31, 1995, as their effect would be anti-dilutive as a result of the Company's net loss for year then ended.
(2) The net effect of common stock equivalents (799,139 shares) and adjustments to net earnings relating to interest expense
         (approximately $48,000), based on the modified treasury stock method (total number of options and warrants exceeded 20% of outstanding shares of common stock) were not included for the three months ended March 31, 1996, as their effect would be anti-dilutive.